Exhibit 99.1

THE REALREAL, INC.

STAND-ALONE PERFORMANCE-BASED RESTRICTED
STOCK UNIT AWARD NOTICE

John E. Koryl

You have been granted an award of performance-based restricted stock units (“PSUs”) with respect to shares of common stock, par value $0.00001 per share (the “Common Stock”), of The RealReal, Inc., a Delaware corporation (the “Company”), pursuant to the terms and conditions of the Performance-Based Restricted Stock Unit Award Agreement (the “Award Agreement” and together with this Award Notice, the “Agreement”). A copy of the Award Agreement is attached hereto. Capitalized terms not defined herein shall have the meanings specified in the Agreement.

Threshold PSUs:	150,000
Target PSUs:	1,500,000
Grant Date:	March 3, 2023
Vesting Commencement Date:	February 20, 2023
Expiration Date:	February 20, 2028
Vesting Schedule:
Except as otherwise provided in the Agreement or any other agreement between the Company or any of its Subsidiaries (as defined in the Award Agreement) and you, the Award (as defined in the Award Agreement) shall vest based on (a) the Company’s stock price performance over the course of a performance period beginning on the Vesting Commencement Date and ending on the Expiration Date (such period, the “Performance Period”), as described on Appendix A hereto, and (b) your continuous (except for any absence for vacation, leave, etc. in accordance with the Company’s or its Subsidiaries’ policies) employment or service with the Company or any of its Subsidiaries through each applicable service condition date during the Performance Period.
The PSUs granted under this Agreement shall be allocated over four tranches during the Performance Period (each, a “Tranche”). As further described in Appendix A, each Tranche of PSUs shall vest on the first date on which both the service-based vesting condition and the performance-based vesting condition are achieved for the applicable Tranche during the Performance Period.

Exhibit 99.1
THE REALREAL, INC.

By:
Name:
Title:

Acknowledgment, Acceptance and Agreement:
By accepting this grant on the Company’s stock plan administrator’s website, I hereby accept the Award granted to me and acknowledge and agree to be bound by the terms and conditions of this Award Notice and the Agreement.

Exhibit 99.1
THE REALREAL, INC.

STAND-ALONE PERFORMANCE-BASED RESTRICTED STOCK UNIT
AWARD AGREEMENT

The RealReal, Inc., a Delaware corporation (the “Company”), hereby grants to the individual (the “Holder”) named in the award notice attached hereto (the “Award Notice”) as of the date set forth in the Award Notice (the “Grant Date”), an award (the “Award”) of performance-based restricted stock units (“PSUs”) with respect to the number of shares of the Company’s common stock, par value $0.00001 per share (“Common Stock”), set forth in the Award Notice, upon and subject to the restrictions, terms and conditions set forth in this Award Agreement (the Award Agreement, together with the Award Notice the “Agreement”). The PSUs have been granted as an “inducement” award under Nasdaq listing rules outside of the Company’s existing equity compensation plans. However, the PSUs will be governed in all respects as if issued under the Company’s 2019 Equity Incentive Plan, as currently in effect and as may be amended hereafter from time to time.
1.Award Subject to Acceptance of Agreement. The Award shall be null and void unless the Holder accepts this Agreement by executing the Award Notice in the space provided therefor and returning an original execution copy of the Award Notice to the Company (or electronically accepting this Agreement within the Holder’s stock plan account with the Company’s stock plan administrator according to the procedures then in effect).
2.Rights as a Stockholder. The Holder shall not be entitled to any privileges of ownership with respect to the shares of Common Stock subject to the Award unless and until, and only to the extent, such shares become vested pursuant to Section 3 hereof and the Holder becomes a stockholder of record with respect to such shares. The Award includes a right to dividend equivalents equal to the value of any dividends paid on the Common Stock for which the dividend record date occurs between the Grant Date and the date the Award is settled or forfeited. Subject to vesting, each dividend equivalent entitles Holder to receive the equivalent cash value of any such dividends paid on the number of shares of Common Stock underlying the Award that are outstanding during such period. Dividend equivalents will be accrued (without interest) and will be subject to the same conditions as the shares of Common Stock to which they are attributable, including, without limitation, the vesting conditions, the provisions governing the time and form of settlement of the Award.
3.Restriction Period and Vesting.
3.1Vesting Conditions. The Award shall be allocated over four tranches (each, a “Tranche”), with the amount of PSUs eligible to vest in each Tranche set forth on Appendix A hereto. Each Tranche of PSUs shall vest only if both the service-based vesting conditions and performance-based vesting conditions are achieved for such Tranche, as follows:
(a)Service-Based Vesting Conditions. Except as otherwise provided for in this Agreement, each Tranche shall vest based on service if, only if, the Holder is, and has been, continuously (except for any absence for vacation, leave, etc. in accordance with the Company's or its Subsidiaries' policies) (i) employed by the Company or any of its Subsidiaries, (ii) serving as a non-employee director of the Board of Directors of the Company (the “Board”) or (iii) providing services to the Company or any of its Subsidiaries as an advisor or consultant, in each case, from the Vesting Commencement Date specified in the Award Notice through each applicable service condition date set forth on Appendix A hereto (each such date shall be referred to herein as a “Service Condition”). For purposes of this Agreement, “Subsidiary” shall have the meaning set forth in the Company’s 2019 Equity Incentive Plan.
(b)Performance-Based Vesting Conditions. Except as otherwise provided for in this Agreement, the Award shall vest based on the Company’s stock price performance over the five-year performance period (the “Performance Period”), with each Tranche vesting on the Company’s achievement of the stock price applicable to such Tranche set forth on Appendix A hereto (each such stock price shall be referred to herein as a “Performance Condition”).
3.2Change in Control; Termination of Employment.
(a)Termination Other Than in Connection with a Change in Control. Except as otherwise provided for in Section 3.2(b), if the Holder’s employment or service with the Company terminates prior to achieving a Service Condition, all unvested PSUs shall be immediately forfeited by the Holder and cancelled by the Company.

Exhibit 99.1
(b)Change in Control; Termination in Connection with a Change in Control. The Service Condition shall be deemed to be achieved: (i) upon the consummation of a Change in Control (as defined in the Company’s form Severance and Change in Control Agreement) prior to the end of the Performance Period or (ii) upon a Holder’s termination of employment or service without “Cause” or resignation for “Good Reason” (in each case, as defined in the Company’s form Severance and Change in Control Agreement) where such termination occurs (a) within the three-month period prior to the Change in Control or (b) in the period following the Change in Control through the 48-month anniversary of the Vesting Commencement Date. For the avoidance of doubt, achievement of “target” performance for purposes of the Performance Condition shall mean the Target PSUs set forth in the Award Notice.
4.Issuance or Delivery of Shares. Except as otherwise provided for herein, within 70 days after the vesting of any portion of the Award (and in any event no later than the March 15th immediately following the year in which the substantial risk of forfeiture with respect to the Award lapses), the Company shall issue or deliver, subject to the conditions of this Agreement, the vested shares of Common Stock to the Holder. Such issuance or delivery shall be evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such issuance or delivery, except as otherwise provided in Section 6. Prior to the issuance to the Holder of the shares of Common Stock subject to the Award, the Holder shall have no direct or secured claim in any specific assets of the Company or in such shares of Common Stock, and will have the status of a general unsecured creditor of the Company.
5.Transfer Restrictions and Investment Representation.
5.1Nontransferability of Award. The Award may not be transferred by the Holder other than by will or the laws of descent and distribution. Except to the extent permitted by the foregoing sentence, the Award may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Award, the Award and all rights hereunder shall immediately become null and void.
5.2Investment Representation. The Holder hereby covenants that (a) any sale of any share of Common Stock acquired upon the vesting of the Award shall be made either pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws and (b) the Holder shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance of the shares and, in connection therewith, shall execute any documents which the Committee (as defined in the Company’s 2019 Equity Incentive Plan) shall in its sole discretion deem necessary or advisable.
6.Additional Terms and Conditions of Award.
6.1Withholding Taxes.
(a)As a condition precedent to the delivery to the Holder of any of the shares of Common Stock subject to the Award, the Holder shall, upon request by the Company, pay to the Company (or shall cause a broker-dealer on behalf of the Holder to pay to the Company) such amount of cash as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to the Award. If the Holder shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to the Holder.
(b)Holder shall satisfy his or her obligation to advance the Required Tax Payments by a cash payment by a broker whom the Company has selected for this purpose and to whom the Holder has authorized to sell any shares acquired upon the vesting of the Award to meet the Required Tax Payments; provided, further, that if the date on which the Award vests occurs during any blackout period under the Company’s insider trading policy, then the portion of the Award that vests on such vesting date shall be distributed to the Holder on the vesting date and the Holder shall be required to sell as of such date a number of whole shares which would otherwise be delivered to the Holder upon the vesting of the Award having an aggregate Fair Market Value (as defined in the Company’s 2019 Equity Incentive Plan), determined as of the date on which such withholding obligation arises, equal to the Required Tax Payments and remit such proceeds to the Company to pay such Required Tax Payments. Notwithstanding the foregoing, the Company (or, in the case of a Holder subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Committee) may, in its sole discretion, establish

Exhibit 99.1
alternative methods for the Holder to satisfy the Required Tax Payments, which may include, without limitation, a cash payment or share withholding or delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously owned whole shares, in each case, having an aggregate value, determined as of the Tax Date, equal to the amount necessary to satisfy the Required Tax Payments. Shares to be delivered to the Company or withheld may not have a Fair Market Value in excess of the minimum amount of the Required Tax Payments (or such greater withholding amount to the extent permitted by applicable withholding rules and accounting rules without resulting in variable accounting treatment). Any fraction of a share which would be required to satisfy any such obligation shall be disregarded and the remaining amount due shall be paid in cash by the Holder. No share of Common Stock or certificate representing a share of Common Stock shall be issued or delivered until the Required Tax Payments have been satisfied in full.
6.2Compliance with Applicable Law. The Award is subject to the condition that if the listing, registration or qualification of the shares of Common Stock subject to the Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares hereunder, the shares of Common Stock subject to the Award shall not be delivered, in whole or in part, unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent, approval or other action.
6.3Award Confers No Rights to Continued Employment. In no event shall the granting of the Award or its acceptance by the Holder, or any provision of the Agreement, give or be deemed to give the Holder any right to continued employment by the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment of any person at any time.
6.4Decisions of Board or Committee. The Board or the Committee shall have the right to resolve all questions which may arise in connection with the Award. Any interpretation, determination or other action made or taken by the Board or the Committee regarding this Agreement shall be final, binding and conclusive.
6.5Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Holder, acquire any rights hereunder in accordance with this Agreement.
6.6Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to The RealReal, Inc., Attn: Stock Administrator, 55 Francisco Street, Suite 400, San Francisco, California 94133, and if to the Holder, to the last known mailing address of the Holder contained in the records of the Company. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery, (b) by facsimile or electronic mail with confirmation of receipt, (c) by mailing in the United States mails or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile or electronic mail transmission or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.
6.7Governing Law. This Agreement, the Award and all determinations made and actions taken pursuant hereto and thereto, to the extent not governed by the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.
6.8Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Holder with respect to the subject matter hereof, and may not be modified adversely to the Holder’s interest except by means of a writing signed by the Company and the Holder.
6.9Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.
6.10Amendment and Waiver. The Company may amend the provisions of this Agreement at any time; provided that an amendment that would materially impair the Holder’s rights under this Agreement shall be

Exhibit 99.1
subject to the written consent of the Holder. No course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.
6.11Compliance with Section 409A of the Code. This Award is intended to be exempt from or comply with Section 409A of the Code, and shall be interpreted and construed accordingly, and each payment hereunder shall be considered a separate payment. To the extent this Agreement provides for the Award to become vested and be settled upon the Holder’s termination of employment, the applicable shares of Common Stock shall be transferred to the Holder or his or her beneficiary upon the Holder’s “separation from service,” within the meaning of Section 409A of the Code; provided that if the Holder is a “specified employee,” within the meaning of Section 409A of the Code, then to the extent the Award constitutes nonqualified deferred compensation, within the meaning of Section 409A of the Code, such shares of Common Stock shall be transferred to the Holder or his or her beneficiary upon the earlier to occur of (i) the six-month anniversary of such separation from service and (ii) the date of the Holder’s death.

Exhibit 99.1
Appendix A
Service-Based and Performance-Based Vesting Conditions
The number of PSUs that the Holder shall earn during the Performance Period shall be determined in accordance with the table below:

Tranche(1)	PSUs Eligible to Vest	Service Condition(2)	Performance Condition(3)
1	150,000	12 months	$5.00
2	300,000	24 months	$7.50
3	350,000	36 months	$10.00
4	700,000	48 months	$15.00

(1)For each Tranche, the PSUs eligible to vest shall vest on the first date on which both the Service Condition and Performance Condition for the applicable Tranche are achieved during the Performance Period.
(2)In order for an applicable Tranche to vest, the Holder must be continuously (a) employed by the Company or any of its Subsidiaries, (b) serving as a non-employee director of the Board of the Company or (c) providing services to Company or any of its Subsidiaries as an advisor or a consultant, in each case, from the Vesting Commencement Date through the Service Condition; provided, however, that the Service Condition shall be deemed satisfied: (x) upon the commencement of a “Change in Control” (as defined in the Company’s form Severance and Change in Control Agreement) in which the PSUs are not assumed or substituted; or (y) upon the Holder’s termination without “Cause” or resignation for “Good Reason” (in each case, as defined in the Company’s form Severance and Change in Control Agreement) (i) within the three-month period prior to a Change in Control or (ii) following a Change in Control through the 48-month anniversary of the Vesting Commencement Date.
(3)The Company must achieve the Performance Conditions during the Performance Period for the applicable Tranche to vest. Company stock prices shall be measured based on the 60-day volume-weighted average price of one share of Company common stock registered on Nasdaq, as well as the last trading day prior to the occurrence of a Change in Control.